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                                                                   EXHIBIT 10.40



                    ARTISTDIRECT - CISNEROS TELEVISION GROUP
                           MEMORANDUM OF UNDERSTANDING
                            (As of November 15, 1999)


1.       Overview and Definitions.

         1.1. This Memorandum of Understanding ("Agreement") sets forth the terms for the formation, capitalization and operation of a Delaware limited liability company (the "Company"), the members of which will be ARTISTdirect Latin America, LLC, a Delaware limited liability company ("AD"), an affiliate of ARTISTdirect, Inc., a Delaware corporation ("AD Parent") and Lakeport Overseas Ltd., a British Virgin Islands corporation ("CTG"), an affiliate of Hampstead Management Co., a British Virgin Islands corporation ("CTG Parent"), that will be the vehicle for both AD and CTG to develop and conduct the "Service" as defined in Section 1.2. [AD, together with its Affiliate Transferees (as defined in Section 10.2.1); and CTG, together with its Affiliate Transferees (as defined in Section 10.2.1) will each hereinafter be referred to individually as a "Member" or "party" and collectively as the "Members" or "parties".] Pursuant to
Section 2 below, this Agreement will be binding upon execution by the parties.

         1.2. The Company will develop customized music "portals" (the "Front End Sites") which will be distributed through various media to individual interactive communication devices, including but not limited to, any device utilizing IP protocols for delivery to another device including personal computers, hand-held devices and cellular phones, in the Spanish and Portuguese languages (the "Service") in the Territory (as defined in Section 7.1). These Front End Sites will be based on the structure and content of the ARTISTdirect network, which includes the ARTISTdirect home page and the Ultimate Band List and iMusic websites (the "AD Network") as it currently operates in the United States and provides comprehensive music content, including streaming video and audio and community features focused on the artists and music popular in a given country or region. These Front End Sites will be linked to the existing AD Network to provide users with access to even greater resources. In addition, the Company may develop Spanish and Portuguese language translations of existing and future AD Network content.

         1.3. The Company will initially concentrate on the development and launch of content-oriented sites with revenue derived from the sale of advertising, promotions and sponsorships. The Company will have access to existing AD e-commerce infrastructure to fulfill purchase orders received through the Front End Sites; provided, however, that the Company will be responsible for all transaction costs and expenses associated with such purchase orders and their fulfillment. The Company will explore the development of e-commerce opportunities for sale of the recorded music and music-related merchandise, subject to the Company's ability to develop satisfactory relationships for the local or regional procurement and fulfillment of such goods and related customer support services.

         1.4. For the purposes of this Agreement, "Person" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental



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agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, as the context may require. An "Affiliate" of a Person (the "subject Person") will mean such other Person that is controlled by, controlling of, or under common control with the subject Person. "Control," when used with respect to a Person, means the right or power to direct the operation of such Person, whether by ownership of voting securities, contract or otherwise. For the purposes of this Agreement, "eCTG" (i.e., an entity to be formed by CTG Parent or by an Affiliate of CTG Parent to hold direct or indirect investments in Internet companies) will be deemed to be an Affiliate of CTG; furthermore, if "eCTG" becomes the holder, directly or indirectly, of one hundred percent (100%) of CTG's membership interests in the Company, then eCTG shall be deemed to be CTG Parent.

         1.5. Purposes. The purposes of the Company are to engage in any activity and/or business for which limited liability companies may be formed under applicable law and subject to the terms of this Agreement. The Company will have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted under applicable law. However, except as set forth in this Agreement, the Company will not enter into any transaction or contract, or otherwise act, unless its actions are approved by the Management Committee.

         1.6. No State-Law Partnership. No provisions of this Agreement will be deemed or construed to constitute the Company a partnership (including, without limitation, a limited partnership) or joint venture, or any Member or Manager a partner or joint venturer of or with any other Member or Manager, for any purposes other than federal and state tax purposes.

         1.7. No Fiduciary Duties. No fiduciary duty will be imposed upon any Member by virtue of or in connection with this Agreement, and the Company and each other Member, by their execution hereof, expressly accepts and acknowledges the foregoing. EACH OF THE COMPANY AND EACH MEMBER, BY ITS EXECUTION HEREOF, EXPRESSLY WAIVES ANY FIDUCIARY DUTY OR DUTIES THAT MAY BE IMPOSED ON ITS BEHALF UPON ANY OTHER MEMBER IN CONNECTION WITH THIS AGREEMENT.


2.       Superseding Agreements.

         AD and CTG agree to use their respective good faith best efforts to negotiate and execute more formal agreements (the "Superseding Agreements") as soon as reasonably practicable, and the Members intend that such agreements will be executed within sixty (60) days of the date hereof. Such agreements will incorporate the terms of this Agreement and such other terms as the parties may mutually agree. Until such agreements are executed, and if such agreements are never executed, this Agreement, when executed by both AD and CTG, will constitute a binding agreement between the Members with regard to all matters covered herein. Specifically, any terms described herein to be included in a Superseding Agreement will, until such Superseding Agreement is executed, and if such Superseding Agreement is never executed, be fully operative as terms of this Agreement.



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Upon execution of the Superseding Agreements, this Agreement will terminate and be of no further force and effect. Superseding Agreements will include (i) the Company Operating Agreement, (ii) License of AD Network on-line content, (iii) License of MuchMusic, HTV and AEI programming, if necessary and subject to the availability of such rights, (iv) License of the AD Marks and License of the CTG Marks (see Sections 9.1 and 9.2), (v) Management Services Contract between the Company and CTSI (see Section 4.5), and (vi) any additional agreements the parties deem necessary to carry out the business of the Company.


3.       Key Dates Defined and Transition Issues.

         3.1. Key Dates.

                  3.1.1. Execution Date. The date on which the parties execute and deliver this Agreement will be the "Execution Date." The parties anticipate that the Execution Date will be on or about November 15, 1999.

                  3.1.2. Fiscal Year. The Fiscal Year for the Company will be the calendar year. "Fiscal Year 1" will mean the first fiscal year of the Company, "Fiscal Year 2" will mean the second fiscal year and so on.

                  3.1.3. Commencement Date. The date on which the Company launches the Service.


4.       Governance Provisions and Operating Responsibilities.

         4.1. Management Committee. AD and CTG will be the managers of the Company and will govern the Company through representatives to a management committee (the "Management Committee"). The Management Committee will consist of three (3) representatives of AD (the "AD Directors"), three (3) representatives of CTG (the "CTG Directors") and three (3) Independent Directors (the AD Directors and CTG Directors will be referred to collectively as the "Non-Independent Directors). AD and CTG will each appoint one (1) of the Independent Directors and those two (2) Independent Directors will appoint the third (3rd) Independent Director whose appointment will be subject to the mutual approval of AD and CTG. The AD Directors and the CTG Directors will collectively vote the percentage interest of the Member appointing them and will collectively exercise their respective Member's approval rights. If at any time and for whatever reason either CTG or AD ceases to be a Member of the Company, it will no longer be entitled to designate any representatives to the Management Committee. In no event will either Member be entitled to appoint more than three
(3) persons in the aggregate per party to the Management Committee.



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         4.2. Voting. All matters submitted to the Management Committee will be determined on the basis of a majority in percentage interests of the Members, as determined by a vote of the Non-Independent Directors; provided, however, that subject to Section 10.3.3 below, the following matters will require the approval of both the AD Directors and the CTG Directors: (i) any amendment to the Superseding Agreements; (ii) any merger or other reorganization of the Company;
(iii) the issuance of additional interests in the Company whether by private placement, public offering, or otherwise, subject to Section 14.2; (iv) any distribution by the Company with respect to the interests therein other than distributions of excess cash as provided in Section 12 (including, but not limited to, any distribution of non-cash assets); (v) the appointment or removal of the General Manager (as defined below); (vi) the approval of any Business Plan (as defined below) or Annual Budget (as defined below) or taking actions that are inconsistent with an approved Business Plan or Annual Budget, or which are otherwise outside the ordinary course of business, including but not limited to the incurrence of indebtedness in excess of the levels contemplated by the applicable Business Plan or Annual Budget; (vii) the Company entering into any business activities except as contemplated herein; (viii) any transaction with an Affiliate of any Member (other than the Superseding Agreements); (ix) except as expressly provided herein, the termination, dissolution or liquidation of the Company, or the decision to cause the Company to file a bankruptcy petition or make an assignment for the benefit of creditors; and (x) the selection of outside auditors. Deadlocks of the Management Committee with respect to matters
(v), (vi), (ix) and (x) above will be resolved by a majority vote of the Independent Directors.

         4.3. General Manager. The Management Committee will delegate the day-to-day management of the Company to a General Manager ("GM"). The GM's duties will include: the supervision of all key functions of the Company [including launching and managing the Service; content acquisition and development; strategic planning; marketing; accounting and financial planning (including responsibility for the preparation of Business Plans and Annual Budgets); and legal and business affairs], the ability to hire and fire employees (except employees with compensation packages worth more than $150,000 per year, in which case such hiring or termination must be approved by the Management Committee); expending funds in accordance with the approved Business Plan and Annual Budget; and reporting to the Management Committee on a regular basis regarding the operations of the Company

         4.4. Headquarters. The Company's headquarters will be located at the offices of CTG in Miami Beach, Florida, or at a nearby location in the Miami area.

         4.5. Management Services. Pursuant to a contract, the term of which shall commence on the Execution Date and terminate on the date which is the second (2nd) anniversary of the Commencement Date (the "CTSI Term"), Cisneros Television Services, Inc. ("CTSI") will provide the following functions on behalf of the Company:





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                  4.5.1. Cash Management. Maintain one or more bank accounts
(the "Account") in trust for, and for the benefit of the Company, monitor and collect accounts receivable and monitor and pay the Company's payables from and out of collections. Within 45 days after the end of each calendar month during the term of the Agreement, CTSI will provide the Company with a report listing in detail all receipts into and disbursements from the Company's Account.

                  4.5.2. Accounting and Financial Reporting. Maintain general ledger; prepare, on a periodic basis, all financial reports requested by the GM; compile data required by the Company and its tax accountants for preparation of the Company's tax returns and similar filings.

                  4.5.3. Human Resources. Administer payroll and benefits for the Company's employees.

                  4.5.4. Facilities Management. Procure and maintain office and facility space for the Company's administrative and operational functions; provide janitorial and maintenance services; arrange the procurement, installation, and maintenance of telephones, computers, telecopiers and other business equipment required by the Company.

                  4.5.5. Extension of Term. The CTSI Term may be extended by mutual agreement of CTSI and the Company. If the CTSI Term is not extended, CTSI will facilitate the transition to a new management service provider.

         4.6. CTSI Compensation. In consideration for the management and back-office services to be provided by CTSI, the Company will pay to CTSI (i) a fee at the rate of $250,000 per year for the period from the Execution Date through the first (1st) anniversary of the Commencement Date and (ii) $262,500 for the period from the first (1st) anniversary of the Commencement Date through the second (2nd) Anniversary of the Commencement Date. To the extent any of the services set forth in Section 4.5 above are provided by AD, AD will be entitled to reimbursement on a cost plus basis and such services will be included as a line item in the Business Plan.

         4.7. Financial Reports/Audit Rights.

                  4.7.1. The General Manager will oversee the preparation of regular periodic financial statements and annual financial statements to be prepared in accordance with GAAP. The Company's books and records will be audited annually by an independent nationally-recognized accounting firm.

                  4.7.2. The Company, at the request of the GM or AD, will have the right to audit CTSI's books and records, as such books and records pertain to the Company, once every twelve





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(12) months. The Company will give reasonable notice of its intent to audit and the parties will attempt to schedule such audit so as not to unnecessarily interfere with the operations of CTSI.


5.       Business Plan/Annual Fiscal Year Budgets.

         5.1. The Management Committee will agree to an initial 5-year business plan for the Company prior to the Execution Date (the "Business Plan"). The first Business Plan and Annual Budget (as defined below) are attached hereto as Exhibit "A". The Business Plan is the financial model for the operation of the Service and, subject to such changes thereto as approved by the Management Committee, will be incorporated into the Operating Agreement. The Business Plan will be updated annually and extended for an additional year, such that the Business Plan will continue to have rolling five (5) years of coverage throughout the term of the Company.

         5.2. The Business Plan will be updated annually by individual budgets for the Company (each, an "Annual Budget") for the coming Fiscal Year. The General Manager will prepare the updated Business Plan and Annual Budget and present it to the Management Committee for approval at least ninety (90) days prior to the commencement of the applicable Fiscal Year. The approved Annual Budget for a given Fiscal Year will supersede the data contained in the original Business Plan for that Fiscal Year. In the event the Non-Independent Directors fail to agree on a Business Plan or Annual Budget by a date no later than seventy-five (75) days prior to the end of the then current Fiscal Year, the Non-Independent Directors will negotiate in good faith for fifteen (15) business days to resolve the deadlock. If such negotiations are not successful, then such deadlocked matter will be determined by a majority vote of the Independent Directors.

         5.3. In the event the Members agree to develop or market the Service in any additional region outside of the Territory, the Members agree that any Business Plan or Annual Budget will segregate the data for each such region.


6.       Term and Termination.

         6.1. Term. The initial term of the Company will commence on the date the Certificate of Formation is filed with the Secretary of State of Delaware and will terminate on the earlier of the fiftieth (50th) anniversary of the Company as provided in the Certificate of Formation or the earlier dissolution of the Company pursuant to the terms hereof. The initial term will be automatically renewable for additional 10-year periods, so long as the Company is substantially meeting then current projections, as reflected in the then-current Business Plan and Annual Budget.





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         6.2. Dissolution Events. In addition to whatever other remedies it may have, a Member may elect to terminate this Agreement and dissolve the Company by notice in writing to the other Member upon or after the occurrence of any of the following (each, a "Dissolution Event"):

                  6.2.1. The commission of one or more material breaches of this Agreement by the other Member which are not capable of cure;

                  6.2.2. The commission of a material breach of this Agreement by the other Member which is capable of cure (a "Curable Breach") which has not been remedied within 30 days after the Member in breach was given notice in writing by the other Member specifying the nature of such breach in reasonable detail and requiring it to be cured; provided, however, that such 30-day period will be extended for such additional periods as will be reasonably necessary if the Curable Breach is incapable of cure within 30 days, and if during the 30-day period the Member in breach has diligently endeavored to cure such breach and for so long as it continues to do so;

                  6.2.3. The Bankruptcy (as defined below) of the Company or the other Member, or the appointment of a trustee, receiver or similar person for the Company or the other Member. "Bankruptcy" means, with respect to any Person, the happening of any one or more of the following events: (a) a person (or, in the case of any Person which is a partnership, any general partner thereof); (i) makes an assignment for the benefit of creditors; (ii) files a voluntary petition in bankruptcy; (iii) is adjudged bankrupt or insolvent, or there has been entered against such Person (or general partner) an order for relief, in any bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking in respect of such Person (or general partner) any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (v) files an answer of other pleading admitting or failing to contest the material allegations of a petition filed against such Person (or such general partner) in any proceeding of a nature described above; or (vi) seeks, consents or acquiesces in the appointment of a trustee, receiver or liquidator of such Person (or such general partners) or of all or substantial part of such commencement of any proceeding against any person (or such general partner) seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if such proceedings have not been dismissed, or within ninety (90) days after the appointment without such Person's (or such general partner's) consent or acquiescence of a trustee, receiver or liquidator of the Person (or such general partner) or of all of any substantial part of such Person's (or such general partner's) properties, if such appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, if such appointment is not vacated;

                  6.2.4. The failure of the other Member to fund a Mandatory Capital Contribution and the expiration of the cure period provided in Section 10.3.2.2.



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         6.3. Procedure for Dissolution Election. A Member electing to dissolve the Company pursuant to Section 6.2 above will deliver written notice of such election to the other Member and to the Company within sixty (60) days after the occurrence of the Dissolution Event. In the case of a remediable breach or a failure to fund a Mandatory Capital Contribution, the Dissolution Event will be deemed to occur upon the expiration of the cure period for such breach or failure, as the case may be.

         6.4. Buy-Out Right. Upon the occurrence of an event of default of the type described in Section 6.2 above, the non-defaulting Member (in lieu of electing to dissolve the Company) may elect, within sixty (60) days of the date of the event of default, to purchase the defaulting Member's interest in the Company for a price equal to the "Fair Market Value" of the interest, less a twenty percent (20%) discount. The "Fair Market Value" means the fair market value which will be computed as set forth in the attached Exhibit "B". If prior to the date which is the fifth anniversary of the Commencement Date ("the Fifth Anniversary") a non-defaulting Member elects to purchase the defaulting Member's interest, the defaulting Member's obligations with respect to Section 10.3.1.1 will continue until the Fifth Anniversary, and thereafter all then existing licenses, including without limitation any trademark licenses, content licenses and other intellectual property or proprietary information licenses, from the defaulting Member to the Company will continue and remain in full force and effect in accordance with the terms and conditions of such licenses, except that such licenses will not include any rights in intellectual property, content or other proprietary information developed or acquired by the defaulting Member after the Fifth Anniversary. Notwithstanding the foregoing, all trademark licenses will remain in effect on an exclusive basis until such licenses automatically terminate upon the earlier of the dissolution of the Company as set forth in Section 6.6 below or by such licenses' terms.

         6.5. The Company will not terminate upon the dissolution or withdrawal of any of its Members, unless the remaining Member so elects.

         6.6. Effect of Dissolution. Upon dissolution of the Company, all rights and licenses granted pursuant to this Agreement and all Superseding Agreements will automatically terminate, except that such licenses and agreements will remain in effect for a reasonable period of time, not to exceed six (6) months so as to permit an orderly wind up of the Company. Unless the Members mutually agree otherwise, upon termination and wind up of the Company's operations, the remaining assets of the Company (after payment of all of the Company's liabilities) will be liquidated and the proceeds will be distributed to the Members in accordance with their then percentage ownership interest balances in the Company. In the event a Member agrees to accept a distribution in kind of a Company asset, the value of such asset will be mutually agreed-to by the Members, and in the absence of such agreement will be determined by a third-party appraiser with experience in valuing assets of that type.





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7.       Territory.

         7.1. The Company will distribute and market the Service to end-users located in the United States, Mexico, Central America, South America, the Caribbean, and such other territories as the Members may mutually agree, in the Spanish and Portuguese languages (the "Territory"). The parties acknowledge that it may be possible for end-users outside the Territory to access the Service and such access will not be deemed a breach by either party to this Agreement, unless a party knowingly markets or promotes the Service to end-users located outside the Territory.

         7.2. If AD or any of its Affiliates develop and/or market an on-line music business in Spain and/or Portugal (the "Iberia Business"), the Company will grant a perpetual, fully-paid, royalty free, non-exclusive license for the Company's on-line content and marketing materials to the Iberia Business; provided, however, that if CTG does not have at least a twenty-five percent (25%) ownership interest in the Iberia Business, then the Company's license of such content and marketing materials will be subject to the approval of the Non-Independent Directors, or, in the event of a deadlock, by the Independent Directors and with no intent by the Management Committee to delay the implementation of or frustrate the purpose of the Iberia Business.


8.       Non-Competition.

         "Noncompete Period" means with respect to each party the later of (i) the date that is the Fifth Anniversary of the Commencement Date, or (ii) for so long as such party is a Member plus one (1) year from the date such party ceases to be a Member. During the Noncompete Period, neither CTG nor AD, except as set forth in this Agreement, will engage in the operation, management or promotion of a music portal service in the Spanish and/or Portuguese language(s) that is substantially similar to the Service in the Territory (a "Competing Business"). During the Noncompete Period, the "CTG Pay Television Channels" will neither contribute nor provide without consideration Promotional Support to a Competing Business. For the purposes of this Agreement, "CTG Pay Television Channels" means Space, I-Sat, Infinito, Jupiter, Uniseries, Locomotion, Cl@se, HTV, MuchMusic, AEI, Playboy TV Latin America, AdultTVision and Venus.


9.       Trademark.

         9.1. AD Marks. AD grants to the Company an exclusive, fully-paid, non-assessable and royalty-free, limited right and license to use the "ARTISTdirect", "UBL" and "iMusic" marks, and certain other names, marks and logos which are owned by AD and are currently used on, or are created in the future and used on, the AD Network (the "AD Marks"), in the Territory only, solely in connection with the operation, promotion and distribution of the Service; provided, that any such use of the AD Marks, and the services offered in connection with the AD Marks, will conform to AD's quality standards. Any goodwill that should arise from such use will inure solely to the benefit


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of AD. The rights and license granted by AD to the Company will continue for so long as the Company operates, promotes and distributes the Service. Should the Company cease to operate, promote or distribute the Service, or notify AD of its intention to cease use of the AD Marks, then the license granted herein to the AD Marks will terminate. AD also explicitly reserves the right to terminate the license to the AD Marks granted herein for a breach of this license. The Company may not sub-license any AD Marks without the prior written consent of AD, provided, however, that the Company may grant other parties the right to use the AD Marks in connection with marketing/advertising activities for the Service only. The Company will provide to AD copies of all such marketing/advertising materials as reasonably requested by AD, and any such use of the AD Marks will be subject to AD's approval. Should AD notify the Company in writing that it does not approve of any such use of the AD Marks in any marketing/advertising activities, then the Company will immediately cease such use of the AD Marks. The Company agrees to cooperate with AD to facilitate AD's control of the use of the AD Marks, and the quality of the services offered in connection with the AD Marks. The Company agrees to display such trademark notices as are provided by AD, and not to alter, obscure or delete any such notices. If AD disapproves of any use of the AD Marks by the Company, AD will notify the Company in writing and the Company will immediately cease such use of the AD Marks. The Company may not use the AD Marks in combination with any other marks, names or logos, or create derivative marks based on the AD Marks, without the prior approval of AD, all of which, when approved, will be the property of AD, and will be licensed to the Company by AD under the terms hereof. The Company will execute any documents which AD deems desirable to secure AD's ownership in and protection of, any and all such marks, including any assignments, recordations or licenses. Nothing herein will be deemed to transfer or assign to the Company any right, title or interest in or to the AD Marks, except for the limited license granted herein.

         9.2. CTG Marks. CTG grants to the Company an exclusive, fully-paid, non-assessable and royalty-free, limited right and license to use the "HTV" mark, and all related marks and logos currently existing or created in the future (the "CTG Marks"), in the Territory only, solely in connection with the operation, promotion and distribution of the Service; provided that any such use of the CTG Marks, and the services offered in connection with the CTG Marks, will conform to CTG quality standards. Any goodwill that should arise from such use will inure solely to the benefit of CTG. The rights and license granted by CTG to the Company will continue for so long as the Company operates, promotes and distributes the Service. Should the Company cease to operate, promote or distribute the Service, or notify CTG of its intention to cease use of the CTG Marks, then the license granted herein to the CTG Marks will terminate. CTG also explicitly reserves the right to terminate the license to the CTG Marks granted herein for a breach of this license. The Company may not sub-license any CTG Marks without the prior written consent of CTG, provided, however, that the Company may grant other parties the right to use the CTG marks in connection with marketing/advertising activities for the Service only. The Company will provide to CTG copies of all such marketing/advertising materials, as reasonably requested by CTG, and any such use of the CTG Marks will be subject to CTG's approval. Should CTG notify the Company in writing that it does not approve of any such use of the CTG Marks in any marketing/advertising activities, then the



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Company will immediately cease such use of the CTG Marks. The Company agrees to cooperate with CTG to facilitate CTG's control of the use of the CTG Marks, and the quality of the services offered in connection with the CTG Marks. The Company agrees to display such trademark notices as are provided by CTG, and not to alter, obscure or delete any such notices. If CTG disapproves of any use of the CTG Marks by the Company, CTG will notify the Company in writing and the Company will immediately cease such use of the CTG Mark. The Company may not use the CTG Marks in combination with any other marks, names or logos, or create derivative marks based on the CTG Marks, without the prior approval of CTG, all of which, when approved, will be the property of CTG, and will be licensed to the Company by CTG under the terms hereof. The Company will execute any documents which CTG deems desirable to secure CTG's ownership in and protection of, any and all such marks, including any assignments, recordations or licenses. Nothing herein will be deemed to transfer or assign to the Company any right, title or interest in or to the CTG Marks, except for the limited license granted herein. When and if the rights to license the [***]* trademarks [***]* with respect to the Service become available, CTG will use commercially reasonable best efforts to obtain such rights and license the [***]* to the Company on the terms set forth in this Section 9.2, subject to the scope of CTG's license of the [***]*.

         9.3. Foreign Registration. The Company agrees not to apply to register, or to register, the AD Marks or the CTG Marks in any country or jurisdiction worldwide, or apply to register, or to register, in any country or jurisdiction worldwide, any service marks, trademarks, trade names, domain names or other designations that resemble or are likely to cause confusion with the AD Marks or the CTG Marks, including any variation or translation of the AD Marks or the CTG Marks, or any other trademark or service mark in combination with the AD Marks or the CTG Marks. The Company will assist a requesting Member, as reasonably requested at the requesting Member's cost, to register the Member's Marks in the Territory in the name of such Member and will execute all documents necessary to record the Company as a licensed user of such marks in the Territory.

         9.4. Continuation of Licenses. For purposes of Section 365(n) of the United States Bankruptcy Code, all licenses granted hereunder will be considered licenses of rights to "intellectual property" as defined thereunder. Notwithstanding any provision contained herein to the contrary, if the applicable licensor under any proceeding under the United States Bankruptcy Code and the trustee in bankruptcy of said licensor, or said licensor, as a debtor in possession rightfully elects to reject this Agreement, the applicable licensee may, pursuant to 11 U.S.C. Section 365(n)(1) and (2), retain any and all of said licenses's rights hereunder, to the maximum extent permitted by law, subject to said licensee's making the payments, if any, specified herein.

         9.5. Cross-Promotion. The Members will cause the Company to provide reasonable cross-promotion opportunities for the Members' respective other business (e.g., promotion of the MuchMusic and HTV television channels and the AD Network). In addition, AD Parent will provide reasonable cross-promotion opportunities for the Company on the AD Network. AD Parent and the Company will provide each other with quarterly traffic reports detailing the total number of click-throughs of the other party's links. The parties will conduct a joint quarterly review of the traffic reports and in the event that the reports indicate an unequal amount of traffic being driven to the Company's Front End Sites or the AD Network, the parties will work together in good

------------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

faith to balance traffic by adjusting or including additional or more prominent links or other features designed to balance traffic. The first reporting period will begin on the date that is six (6) months from the Commencement Date and end ninety (90) days later. Subsequent reporting periods will begin immediately after the end of the then current reporting period.


10.      Company Ownership and Capitalization.

         10.1. Formation of the Company.

                  10.1.1. The Company will be organized as a limited liability company under the laws of the state of Delaware. The Members intend that the terms of the limited liability company be sufficient to qualify the Company to be taxed as if it were a partnership.

                  10.1.2. The Company will initially be owned 50% by AD and 50% by CTG.

                  10.1.3. The name of the Company will require the approval of both Members.

         10.2. Transfers of Interests and Change in Control.

                  10.2.1. Transfers to Affiliates. Either Member may transfer all or a portion of its interest in the Company to one or more of its Affiliates, without the consent of the other Member, provided, however, (i) that such affiliate transferee ("Affiliate Transferee") agrees, in writing, to be bound by this Agreement or by the Superseding Agreements, as the case may be, and (ii) that such assignment will not relieve the transferring Member from its obligations under this Agreement or the Superseding Agreements, as the case may be.

                  10.2.2. Transfers to Third Parties. Except as set forth in
Section 10.2.1 above and subject to Section 10.2.3 below, neither Member may transfer all or any portion of its ownership interest in the Company prior to the third (3rd) anniversary of the Execution Date. On or after the third (3rd) anniversary of the Execution Date, either Member may transfer all or a portion of its ownership interest to a third party, subject to Section 10.2.3 below (provided that such Member is not then in default with respect to any of its obligations under this Agreement or any of the Superseding Agreements, as the case may be), pursuant to the following mechanism:

                  10.2.2.1. A Member wishing to transfer all or part of its interest (the "Offeror") must first offer, by written notice (the "Notice"), the relevant portion of its interest in the Company to the other Member (the "Offeree"). For a period of thirty (30) days after receipt of the Notice (the "Notice Period"), the Offeror and Offeree will negotiate in good faith with respect to the purchase by the Offeree of all or a portion of the Offeror's interest in the Company and, if agreement with respect to the price and other material terms is reached with respect to such interest in the Company, the Offeror and Offeree will execute and deliver a binding memorandum with respect thereto (the "Memorandum"). If the Memorandum is not executed and delivered prior to the expiration of the Notice Period, the Offeror may proceed in accordance with Section 10.2.2.2.

                            (i) If the Offeror and Offeree execute and deliver
the Memorandum within the Notice Period , the Offeror will, within thirty (30) days after such execution and delivery, execute such documents and instruments reasonably required by Offeree to sell and transfer all or the applicable portion of the Offeror's interest, as the case may be, in the Company to the Offeree at the purchase price and on the other terms specified in the Memorandum, and the closing of such sale will take place as soon as practicable thereafter. At such closing, the Offeror will sell and transfer such interest in the Company to the Offeree free and clear of any and all liens, mortgages, pledges, security interest or other restrictions or encumbrances.

                  10.2.2.2. If the Offeror and Offeree are unable to consummate the sale and purchase of the Offeror's interest pursuant to Section 10.2.2.1, the Offeror may solicit offers from third parties. If the Offeror wishes to accept any third party's offer, it will give the Offeree written notice of the identity of the purchaser and the price and other terms of the purchaser's offer (the "Last Chance Notice") not later than twenty (20) business days prior to the consummation thereof. The Offeree will have the right, exercisable by written notice (the "Last Chance Notice of Election") to the Offeror within ten (10) business days after receipt of the Last Chance Notice ("Last Chance Period") to substitute itself or its designee for such purchaser and purchase the Offeror's interest in the Company by matching the offer from the purchaser; provided, however, that if the third party offer includes non-cash consideration, the Offeree may match such offer by paying cash in an amount equal to the Fair Market Value of the total consideration of such third party offer. The failure to deliver a Last Chance Notice of Election within the Last Chance Period will permit the Offeror to consummate the sale to the third party. If the Offeror does not consummate the sale by transferring its interest in the Company to the third party as provided in this Section 10.2.2. within one hundred twenty (120) days after the expiration of the Last Chance Period, any transfer by the Offeror of its interest in the Company shall again be subject to the terms of this
Section 10.2.2.

                  10.2.2.3. If the mechanism set forth above in Sections
10.2.2.1 and 10.2.2.2 is triggered by a "Change in Control" (as defined Section 10.2.3) where (i) the Offeror is transferring directly or indirectly its membership interests in the Company along with other assets; and (ii) for the purpose of determining the amount of the Offeree's matching offer, the Offeror and Offeree cannot agree on the allocation of the third party's offer between the value of the Offeror's membership interests in the Company and the value of the other assets being transferred by the Offeror, then such allocation shall be determined by experts appointed pursuant to the same procedure regarding the appointment of experts for a fair market valuation, as set forth in Exhibit "B" attached hereto. Any time periods for providing notice, for accepting or rejecting offers or for taking any other actions prescribed in Sections 10.2.2.1 and 10.2.2.2 will be reasonably extended to permit the experts to determine the allocation.

                  10.2.2.4. No Member may sell, assign, pledge, encumber or dispose of, or otherwise transfer, whether voluntarily or by operation of law, any portion of its ownership interest in the Company now or hereafter held by such Member, except as provided above or with the prior written consent of all other Members, which consent may be given or withheld by such other Members at their sole and absolute discretion. Any purported transfer of any portion of an ownership interest in violation of the provisions of this Agreement will be wholly void and will not effectuate the transfer contemplated thereby.

                  10.2.2.5. Transfer: Management Committee, Voting. Notwithstanding Sections 10.2.1 and 10.2.2 above, without the written consent of the non-transferring Member, no transferee or all or any part of the Member's interest in the Company will become a manager of the Company, have any right to designate a representative to the Management Committee, or have any approval rights pursuant to Section 4.1 and 4.2 above.

         10.2.3. Change in Control. Except as provided in this Section 10.2.3, a "Change in Control" of any Member or of any Person which Controls such Member directly or indirectly (a "Member Parent") is (i) prohibited until the date which is the third (3rd) anniversary of the Commencement Date; and (ii) permissible thereafter, subject to the right of first negotiation and matching rights set forth in Section 10.2.2 above. For purposes of this Agreement, a "Change in Control" means (i) the disposition of all or substantially all of the assets of, or equity interests in, a Member Parent to a third party unaffiliated with such Member Parent, or (ii) any transaction or series of related transactions (including without limitation any merger, reorganization, consolidation or purchase of outstanding equity interests) resulting in the transfer of fifty percent (50%) or more of the outstanding voting power of the Member or of a Member Parent to a third party unaffiliated with such Member or Member Parent. Notwithstanding the foregoing the following transfers will not be considered a Change in Control for the purposes of this Agreement: (i) the transfer, either directly or indirectly, by a Member Parent of its membership interests in the Company ("Transferred Membership Interest") as long as the Fair Market Value of the Transferred Membership Interest accounts for less than twenty-five percent (25%) of the total Fair Market Value of the assets being transferred by the Member Parent, (ii) the issuance of any Member Parent's shares in a widely dispersed public offering, and (iii) any Change in Control at the level, or higher, of AD Parent or CTG Parent. In the event of the transfer of voting power of an entity, as distinguished from a direct transfer of assets, the assets being transferred should be deemed to include all of the assets of the entity (and of all of the entities of which it is a direct or indirect Parent) whose voting power is being transferred.

         10.3. Capitalization.

                  10.3.1. Procedure for Capital Calls. When any capital contribution is required pursuant to the terms of this Agreement or the Annual Budget or Business Plan, the General Manager or either Member will give written notice (a "Capital Call Notice") to each Member at least ten (10) business days prior to the due date, stating: (i) the total capital to be contributed pursuant to the then current Annual Budget or Business Plan; (ii) the pro rata amount owed by each Member in accordance with their percentage interest; and (iii) the date by when such amount is due. The Members will fund their capital contributions in cash.

                          10.3.1.1. Initial Capitalization. To provide for the
initial capitalization of the Company, each Member will contribute the following:

                                    AD will contribute the following:

                                (i) An exclusive, non-transferable license to
the Company for so long as the Company operates the Service to (a) translate into Spanish and Portuguese all content currently displayed on and distributed through the AD Network and all content produced or acquired by AD in the future for distribution through the AD Network (collectively, "AD Content") solely for the operation, promotion, and distribution of the Front End Sites and the Service in the Territory, (b) display and distribute such translated content on and through the Internet solely in connection with the operation, promotion, and distribution of the Service in the Territory, (c) use such translated content in advertising, sponsorship, marketing materials, and promotion of the Front End Sites and the Company directed to end-users located within the Territory, and
(d) display and distribute on and through the Front End Sites for distribution in the Territory such specific elements of the English language version of the AD Content as approved in advance by AD in its sole discretion. All of the foregoing will be subject to the restrictions and limitations applicable to AD under license agreements with third party providers of such AD Content. AD will use its commercially reasonable efforts to obtain from third party licensors of the AD Content all rights necessary in order to grant the foregoing rights. The Company will not (1) use or reference any portion of the English language version of the AD Content in any advertising, sponsorship, marketing materials or promotion of the Company or (2) display the English language version of the AD Content on any of the Front End Sites in a manner that is substantially similar to the "look and feel" of any AD web site within the AD Network. As between the Company and AD, AD will own all right, title and interest (except as licensed herein) in and to the AD Content and all translations and localized versions of the AD Content created by or on behalf of the Company. Notwithstanding the foregoing, if AD licenses such translations of the AD Content to an entity in which CTG does not have at least a twenty-five percent (25%) ownership interest, AD will pay the Company a license fee for such translated content subject to the approval of the Non-Independent Directors, or in the event of a deadlock, by the Independent Directors. The Company agrees to assign and does hereby assign to

AD any and all right, title and interest that it may acquire in the AD Content or any translation or localized version of the AD Content. Any and all amounts payable by AD to third party licensors in connection with the granting of the foregoing license or the Company's use of such licensed content will be reimbursed by the Company subject to its prior approval of such expense.

                          (ii) A non-transferable license to use, for so long as
the Company operates the Service and for purposes of operating, maintaining and enhancing the Front End Sites and the Service within the Territory, all proprietary software solutions used by AD during the term of this Agreement in connection with the AD Network, subject to the restrictions and limitations applicable to AD under license agreements with third party licensors of such proprietary software solutions, for:

                               (ii)(a) Site hosting

                               (ii)(b) Database management

                               (ii)(c) HTML page publishing

                               (ii)(d) Media streaming

                               (ii)(e) Digital downloading

                               (ii)(f) Chat

                               (ii)(g) Search engine

                               (ii)(h) Enterprise Resource Planning

                               (ii)(i) Ad serving

                               (ii)(j) Auctioning

                               (ii)(k) e-commerce

With respect to any and all amounts payable by AD to third party licensors in connection with the granting of the foregoing license or the Company's use of such licensed content: (i) AD will pay all amounts payable in connection with the Pollstar and AMG content licenses and any and all payments required under any other currently existing content and/or technology licenses, (ii) the Company will either pay directly or reimburse, as applicable, AD for all future amounts payable under such content and technology licenses as such amounts are approved in the Business Plan as such Plan is amended from time to time, and
(iii) if the cost or part of the cost of acquiring a content license is a license back to the licensor of the Company's translation of such content, the Company will consent to such use.

                          (iii) Integration of the Front End Sites with the
existing AD Network.

                          (iv) Marketing and promotion of the Front End Sites on
the existing AD Network for the English speaking Latin American audience.

                          (v) The infrastructure, office space, and technical
support necessary to provide customer support, accounting services, and product fulfillment with third party providers, in connection with online purchases and other e-commerce made by or through stores on the Front End Sites. For the avoidance of doubt, gross revenue generated through e-commerce will be recorded by the Company, and correspondingly, risks (e.g. credit card risks), reserves, expenses, and transaction costs also will be recorded by the Company.

Any incremental direct costs or additional human resource costs incurred by AD while assisting the Company with e-commerce and the establishment of the e-commerce infrastructure, including but not limited to customer support, accounting, and product fulfillment, and any incremental costs incurred by AD in connection with the technical implementation, integration, or maintenance of the Front End Sites will be reimbursed on a cost plus basis.

         The parties agree that the foregoing contributions of AD have a value of Fifty Five Million Dollars ($55,000,000).

                          CTG will contribute the following:

                          Content

                          (i) Coordination of CTG Affiliates otherwise engaged
in such businesses in the development and repurposing of existing and future localized and global content, including acquisition, where available, and streaming video and audio, generated by (a) HTV and (b) by [***]* (including existing and future [***]* channels such as [***]* and [***]* if and when the rights to such content become available for the Service.

                          (ii) A license to the existing programming and all
future programming developed for HTV, for so long as the Company operates the Service, subject to all existing restrictions and license agreements (collectively, the "CTG Content"). CTG will use commercially reasonable best efforts to secure the rights to exploit the CTG Content and [***]*, if and when such rights become available, on the Internet or any successor thereof.

                          (iii) Best efforts to facilitate access to [***]*.

                          (iv) All rights necessary to develop, operate,
maintain and update the HTV website and, if and when the rights become available and subject to Section 9.2 above, the [***]* website.

------------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                          (v) Access to studio facilities on terms to be
negotiated.

                          Marketing

                          (vi) Promotional support for the Company in the form
of advertising inventory and other media via CTG affiliated or controlled broadcast television, cable television, direct satellite and radio properties, on a rotational basis, including Chiron placement, :15 and :30 second-spot commercial inventory, scrolls and bumpers aimed at promoting page-views, contests and promotions as needed by the Company ("Promotional Support"). CTG will place a commercially reasonable percentage of the Promotional Support in afternoon and evening primetime dayparts. On a quarterly basis, CTG will provide the Company with a log of the Promotional Support provided to the Company during the preceding period. CTG's initial contribution of Promotional Support will have a value of Thirty Nine Million Dollars ($39,000,000), and any Promotional Support provided by CTG to the Company with a value greater than Thirty Nine Million Dollars ($39,000,000) will be paid for by the Company on terms to be negotiated in good faith by the parties hereto. Attached to this Agreement as Exhibit "C" is a schedule setting forth valuations for the Promotional Support to be contributed by CTG to the Company.

         The parties agree that the foregoing contributions of CTG have a value of Fifty Five Million Dollars ($55,000,000).

                  10.3.2. Mandatory Capital Contributions. The Members will contribute additional capital on a pro rata basis in accordance with their respective initial percentage interests, up to an aggregate amount not to exceed Forty Million Dollars ($40,000,000) (a "Mandatory Capital Contribution"). Each Member's Mandatory Capital Contributions will be made pursuant to Section 10.3.1 above.

                          10.3.2.1. Failure to Make Mandatory Capital
Contributions. If a Member does not contribute a Mandatory Capital Contribution within ten (10) business days following the due date of the Mandatory Capital Contribution (a "Defaulting Member"), the General Manager will deliver a written notice of such default to both Members, and the non-Defaulting Member may, at any time after thirty (30) days from the date of delivery of the default notice from the General Manager, elect any of the following remedies by giving written notice to the Defaulting Member and the Company:

                                    (i) Contribute and Dilute. The
non-Defaulting Member may contribute both its share and the Defaulting Member's share of the Mandatory Capital Contribution. Upon such payment by the non-Defaulting Member, the percentage interests of the Members will be recalculated, with the amount of the entire Mandatory Capital Contribution made by the non-Defaulting Member treated as the actual amount of such contribution plus twenty percent (20%).

                                    (ii) Dissolution. The non-Defaulting Member
may elect to dissolve the Company pursuant to Section 6.2 above, in which event the Company would be wound up, liquidated, and terminated.

                                    (iii) Purchase Interest. The non-Defaulting
Member may elect to purchase the Defaulting Member's entire interest pursuant to
Section 6.4 above.

                          10.3.2.2. Right to Cure. At any time prior to the
delivery of a notice from a non-Defaulting Member of its election to invoke the remedies set forth in Section 10.3.2.1 above, the Defaulting Member may cure by contributing its delinquent Mandatory Capital Contributions plus interest at the per annum rate equal to the Bank of America reference rate, as of the date such cure payment is made, plus 2% (the "Effective Rate"), accruing from the date each such delinquent Mandatory Capital Contribution was originally due.

                          10.3.2.3. Other Effects. Until a Defaulting Member has
cured its obligation to make a Mandatory Capital Contribution or the non-Defaulting Member has elected to contribute the Defaulting Member's share of the Mandatory Capital Contribution pursuant to Section 10.3.2.1(i) above, the Defaulting Member will, in addition to the remedies described above, be subject to the following:

                                    (i) No Distributions. A Defaulting Member
will have no right to receive any distributions from the Company until the non-Defaulting Member has first received distributions in an amount equal to the Mandatory Capital Contributions contributed by the non-Defaulting Member, if any, in excess of the Mandatory Capital Contributions made by the Defaulting Member, plus interest at the Effective Rate.

                                    (ii) No Voting. A Defaulting Member will
lose its voting and approval rights under the Certificate of Formation and this Agreement until such time as the Defaulting Member cures the default or the non-Defaulting Member contributes the Defaulting Member's share of the Capital Contribution and dilutes the Defaulting Member's percentage interest.

                                    (iii) No Participation in Management. The
Defaulting Member will lose its ability (whether as a Member, a manager or through its designees to the Management Committee) to actively participate in the management operation of the Company until such time as the Defaulting Member cures the default or the non-Defaulting Member contributes the Defaulting Member's share of the Capital Contribution and dilutes the Defaulting Member's percentage interest.

                          10.3.2.4. Each Member acknowledges and agrees that the
remedies described in Section 10.3.2.1 bear a reasonable relationship to the damages that the Members estimate may be suffered by the Company and the non-Defaulting Member by reason of the failure of the Defaulting Member to make Mandatory Capital Contributions and that the election of any or all of the above remedies is not unreasonable under the circumstances existing as of the date hereof.

The enumeration of remedies herein or a party's election of such remedies will not be deemed to constitute a waiver of any other legal or equitable rights or remedies such party may have.

                  10.3.3. Additional Capital Contributions. To the extent unanimously approved by the Management Committee, from time to time, the Members may be permitted to make Additional Capital Contributions above the amounts of the Mandatory Capital Contributions (each an "Additional Capital Contribution"). The Members will have the opportunity, but not obligation, to participate in such Additional Capital Contributions on a pro rata basis in accordance with their then current percentage interests. In the event a Member (a "Declining Member") declines to make an Additional Capital Contribution, it will notify the other Member and the Company in writing within ten (10) business days of delivery of the Capital Call Notice requesting such Additional Capital Contribution. Within ten (10) business days after receipt of notice from the Declining Member, the non-Declining Member may elect to contribute both its share and the Declining Member's share of the Additional Capital Contribution, and thereafter, the percentage interests of the Members will be adjusted, on a dollar-for-dollar basis, to reflect the new relative proportions of the capital accounts of the Members. In the event that as a result of a failure to fund an Additional Capital Contribution or Mandatory Capital Contribution, a Declining Member's or Defaulting Member's ownership interest is diluted to less than 25% (if there are two (2) non-affiliated members) or to less than 15% (if there are three (3) or more non-affiliated members), the Declining Member or Defaulting Member will lose all approval rights set forth in Section 4.2 above (until such time as the Declining Member's or Defaulting Member's ownership interest increases to more than fifteen percent (15%) or twenty-five percent (25%), as the case may be), and the non-Declining or non-Defaulting Member may elect to purchase the Declining or Defaulting Member's entire membership interest for a price equal to the Fair Market Value of such interest, as determined in accordance with the procedures set forth in Exhibit "B" attached hereto. For the purposes of this Section 10.3.3, a Declining or Defaulting Member's ownership interest will be inclusive of such Member's Affiliates' ownership interests in the Company.

                  10.3.4. Capital Accounts. Each Member agrees that a single capital account (each a "Capital Account") will be established and maintained for each Member and will be credited, charged and otherwise adjusted in the manner provided herein, subject to the regulations promulgated under Section 704(b) of the Internal Revenue Code of 1986, as amended. Except as set forth in this Section, no Member will be entitled to receive any interest on its capital contributions.


11. Use of the Company's End-User Database and Content.

         11.1. Subject to Section 11.1.1 below, each Member will have a perpetual, non-exclusive, non-transferable, limited license to use, for its own internal business purposes, data relating to end-users of the Front End Sites collected by the Company in the course of operating the Front End Sites. At each Member's request, the Company will provide the requesting Member, via File Transfer Protocol to an IP address designated by the requesting Member, such end-user data within thirty (30) days following the commercial launch of the first of the Front End Sites and, thereafter, the Company will provide the requesting Member with updates of such data on a monthly basis. The requesting Member's use of end-user data provided by the Company will at all times comply with all applicable laws and regulations, privacy standards and the Company's published privacy policy, as may be updated from time to time.

                  11.1.1. In consideration of the Company's license and delivery of end-user data to the requesting Member, the requesting Member will pay the Company a fee for every one thousand unique end-users for which the Company receives complete data records, which fee will be determined by calculating the average fee quoted by Yahoo, Lycos, and Excite for comparable use rights for one thousand unique end-users' data records containing comparable information to the Company's data records. A complete data record for an end-user will comprise, at a minimum, the user's name, email address and, to the extent available, mailing address, telephone number and Social Security number or other established form of identification used in the country where the user is domiciled as such information is submitted to the Company by the end-user. No fee will be payable with respect to any end-user for whom the requesting Member already possesses the minimum data record, or for any duplicate or update of a data record for which the requesting Member has already paid a fee.

                  11.1.2. The Company will not sell, rent or otherwise make available or allow others to sell, rent or otherwise make available to any third party any data contained in the Company's end-user database, except as mutually agreed by the Members.

         11.2. The Company grants to AD a perpetual, non-exclusive, non-transferable, royalty-free license to translate into English all content produced or acquired by the Company (other than content licensed by AD) for display on the Front End Sites (collectively, "Company Content") and (b) distribute such translated Company Content through Web sites in the AD Network and successor thereof, all subject to the restrictions and limitations applicable to the Company pursuant to agreements with third party providers of such Company Content. The Company will use its commercially reasonable efforts to obtain from third party licensors of the Company Content all rights necessary in order to grant the foregoing rights. As between the Company and AD, the Company will own all right, title and interest (except as licensed herein) in and to the Company Content and all translations and localized versions of the Company Content created by or on behalf of AD. AD agrees to assign and does hereby assign to the Company any and all right, title and interest that it may acquire in the Company Content or any translation or localized version of the Company Content. Any and all amounts payable by the Company to third party licensors in connection with the granting of the foregoing license or AD's use of such licensed content will be reimbursed by AD, subject, however, to AD's prior approval of such expense.

12.      Distribution of Profits.

         The Company will make distributions of operating profits on a quarterly basis to each Member, in proportion to its percentage interests at the end of that quarter. The Company will not withhold distributions except as necessary to provide for the reasonable conduct of the Company's business as detailed in the Business Plan (as modified by the Annual Budget for a given fiscal year).


13.      AD's Obligation to Sign Artists.

         13.1. During the thirty (30) days prior to the commencement of each of the first five (5) Fiscal Years, the Management Committee will meet and mutually select the following two (2) groups of recording artists: (i) twenty (20) of the top recording artists (the "Website Selected Artists") from a blended list based on MuchMusic's and HTV's play list (the "Blended List") and (ii) forty (40) of the top recording artists (the "Content Selected Artists") from the Blended List. The parties agree that overlap between the Website Selected Artists and the Content Selected Artists is permissible. During each of the first five (5) Fiscal Years, AD will (i) enter into Internet website agreements with at least five (5) of the Website Selected Artists chosen with respect to the applicable Fiscal Year ("Performance Target 1"); and (ii) AD will contribute or procure content or customized content for at least ten (10) of the Content Selected Artists (with five (5) of the ten (10) Content Selected Artists selected from the top twenty (20) of the forty (40) Content Selected Artists) chosen with respect to the applicable Fiscal Year ("Performance Target 2"). If AD signs up a Website Selected Artist for an Internet website agreement and such website agreement includes e-commerce and content rights, then AD will be deemed to have signed such Website Selected Artist under Performance Target 1 AND as a Content Selected Artist under Performance Target 2.

         13.2. If AD fails to satisfy Performance Target 1 or Performance Target 2 for any Fiscal Year, CTG will have the right to decrease proportionately the Promotional Support contributed to the Company as set forth in Section 10.3.1.1. for the succeeding Fiscal Year. For example, (i) if in a given Fiscal Year, AD satisfies Performance Target 1, but only signs five (5) Content Selected Artists under Performance Target 2, then during the successive Fiscal Year, CTG has the right to reduce its Promotional Support by 33.3% (i.e., 5 divided by 15), (ii) if during a given Fiscal Year, AD signs four (4) Website Selected Artists under Performance Target 1 and seven (7) Content Selected Artists under Performance Target 2, then during the successive Fiscal Year, CTG has the right to reduce its Promotional Support by 26.67% (i.e., (1 + 3) divided by 15).

14.      Roll-up: Initial Public Offering.

         14.1. Provided CTG has not (i) failed to make a Mandatory Capital Contribution without curing such failure pursuant to Section 10.3.2.2, (ii) materially breached the Agreement or requirements of the Business Plan or Annual Budget, or (iii) previously transferred fifty percent (50%) or more of its ownership interest in the Company to a non-affiliated third party, then at any time after the date thirty (30) months from the Execution Date, CTG will have the right to cause its equity interest in the Company to be "rolled up" into AD Parent (the "Roll-up Transaction") pursuant to the following: (a) the Company and AD Parent will be valued pursuant to the Fair Market Value procedure set forth in Exhibit "B"; (b) the Company will be merged into AD Parent; and (c) CTG will receive AD Parent stock equal in value to CTG's then pro rata equity interest in the Fair Market Value of the Company. For the purposes of this
Section 14, the AD Parent stock, and the stock of the Company if the Company is publicly offering its shares, will be valued as of its average closing price for the twenty (20) business days prior to the date AD receives written notice of CTG's election to roll-up its equity interest in the Company.

                  14.1.1. In the event that a transaction described in Section
14.1 above is completed, CTG shall agree to a customary 180-day lock-up with respect to the shares of AD Parent stock received in such transaction (the "Roll-up Shares"). After the expiration of such period, CTG shall be permitted to sell such shares from time to time, so long as CTG (i) receives net proceeds from such sale(s) in any 90-day-period not in excess of the greater of (x) $25 million or (y) 1% of the then-current AD Parent market capitalization, in each case pursuant to a valid exemption from registration of such shares or an effective registration statement therefor; (ii) effects such sale through an underwritten offering for which the lead underwriter is at least one of the underwriters listed on Exhibit "D" attached hereto or is otherwise reasonably acceptable to AD Parent; or (iii) AD Parent consents to such sale. Notwithstanding anything herein to the contrary, AD shall not be obligated to effect any registration for such shares which AD is not otherwise obligated to do pursuant to the Third Amended and Restated Registration Rights Agreement by and between AD Parent, Securityholders (as defined therein), Marc P. Geiger and Donald Muller .

         14.2. At any time after the Execution Date of this Agreement, if any two (2) of the approved investment banks listed on the attached Exhibit "D" or such investment banks' successors present the Company with a plan to take the Company through an initial public offering, either Member will have the right to cause the Company to engage one (1) of the two (2) investment banks for such purpose and the other Member will provide all cooperation, approvals, and authorizations as may be necessary to consummate the proposed transaction on terms that apply pro rata to the Members according to their percentage ownership interest in the Company.

15.      Dispute Resolution.

         15.1. Subject to the authority of the Independent Directors to resolve deadlocks pursuant to this Agreement, in the event of any dispute or claim arising out of or related to this Agreement, the parties agree to use best efforts to resolve such dispute or claim on a consensual basis before commencing an arbitration proceeding. Such best efforts will include an in-person meeting between members of senior management of both parties. If the parties' best efforts fail, any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to the relationship between the parties, will be determined by binding arbitration. The arbitration proceedings will be held and conducted in accordance with California Code of Civil Procedure Sections 1282-1284.2, with the power to grant equitable relief, including injunctions and temporary restraining orders. California Code of Civil Procedure
Section 1283.05, which provides for certain discovery rights, will apply to any such arbitration, and said code section is hereby incorporated by reference. In reaching a decision, the arbitrator will have no authority to change, extend, modify or suspend any of the terms of this Agreement. The arbitration will be commenced and heard in Los Angeles County, California. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. Judgment on the award may be entered in any court of competent jurisdiction. The parties may seek, from a court of competent jurisdiction, provisional remedies or injunctive relief in support of their respective rights and remedies hereunder without waiving any right to arbitration. However, the merits of any action that involves such provisional remedies or injunctive relief, including, without limitation, the terms of any permanent injunction, will be determined by arbitration under this Section 15.1. If the parties do not agree upon an arbitrator within ten (10) days after a written demand for arbitration is served upon one party by the other, the arbitrator will be appointed pursuant to
Section 1281.6 of the California Code of Civil Procedure; provided, however, that only persons who are retired Superior Court, California Appellate Court or federal judges or lawyers admitted to the bar for at least twenty (20) years and classified as "A-v" by the Martindale Hubbell Law Directory will be eligible to be selected as an arbitrator.

         15.2. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party will be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other relief to which it or they may be entitled. The court or arbitrator will consider, in determining the prevailing party, which party obtains relief which most nearly reflects the remedy or relief which the parties sought.

16.      Currency; Payments.

         Except where otherwise expressly provided to the contrary in the Superseding Agreements:

         16.1. All amounts due from either party to the other or from the Company to a Member or Affiliate pursuant to this Agreement will be paid in U.S. Dollars. If any portion of such payment is calculated on the basis of revenues received in other currencies, such revenues will be calculated using the exchange rate published in the Wall Street Journal as of the business day immediately preceding the date on which the payment initially is due. Such exchange rate will also apply to any portion of a payment which is permitted to be deferred, regardless of whether such deferred payment is represented by a promissory note or other instrument. If laws or currency regulations in the Territory now or at any time during the term of this Agreement prohibit or restrict any party ("payer") from paying any sums due to any other party ("payee"), payee may, in its sole and absolute discretion, elect to accept funds in a currency other than United States dollars. If payee elects to accept funds in a currency other than United States dollars, payee will notify payer of such election and payer will deposit sums due payee in a bank or banks in the Territory approved by payee or promptly pay such sums to such person or persons in the Territory as the payee may designate in writing. In the event that, pursuant to the legal requirements imposed upon payer by a duly-organized governmental taxing authority, payer is required to withhold from the amount payable to payee hereunder any sales, remittance, value added, turnover and/or any other tax, levy and/or charge (collectively, "Required Taxes"), the following shall apply: (i) payer shall only withhold from payment to payee the minimum amount of such Required Taxes which must be paid to the taxing authority; (ii) payer shall only withhold from payment to payee the actual amount of such minimum Required Taxes which have been paid by payer to the taxing authority; (iii) payer shall provide payee concurrently with, or promptly after, the payment to payee of the applicable installment of the amount payable hereunder, any official receipt issued by the taxing authority to the payer certifying the amount and basis of such Required Taxes and the date upon which payment of such Required Taxes was received by the taxing authority (or in the absence of such a receipt, the payer shall furnish the foregoing information to payee promptly after the payment); (iv) payer shall promptly refund to payee any amount of the Required Taxes which was deducted or withheld from or offset against any installment of the amounts payable hereunder which amount was subsequently refunded or credited to payer; and (v) payer shall promptly refund to payee any amount of the Required Taxes which was deducted or withheld from or offset against any installment of the amounts payable to the payee hereunder to the extent the payer has received or will receive a benefit (either directly or indirectly) by or from such taxing authority for such amount.

         16.2. All payments owing pursuant to this Agreement will be made by wire transfer of immediately available funds, net of any withholding required by applicable law. Each party will from time to time designate one or more accounts into which such payments will be made and may designate one or more Affiliates to receive such payments.

         16.3. Any payment hereunder not made when due, after a ten (10) day grace period, will bear interest from the date due to and including the date of payment in full at a rate equal to the Effective Rate as in effect on the date payment was due.


17. HSR Filing.

         By no later than November 24, 1999 (the "Filing Deadline"), the Members will file notifications (with a request for early termination of the waiting period) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") in connection with the transactions contemplated hereby and will respond as promptly as practicable to any inquiries of the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other applicable state or federal agency's request for additional information or documentation in connection with antitrust matters related to transactions contemplated by this Agreement. Each Member will bear its costs and expenses and attorneys' fees relating to the HSR Act filings (including one-half ( 1/2) of the HSR Act filing fee, if only one filing for the transactions contemplated by this Agreement is required) and will, to the extent necessary, provide appropriate information to the other party to coordinate and permit the filing on or before the Filing Deadline. If, pursuant to the HSR Act, the FTC or DOJ objects to the transactions contemplated by this Agreement, the Members will negotiate in good faith with respect to restructuring the transactions to address such objection. If (i) the Members fail to agree on a restructuring or (ii) any applicable waiting period under the HSR Act has not expired or been terminated by one hundred eighty (180) days from the Execution Date, this Agreement will terminate of its own accord and the Members will not have any further rights or obligations pursuant hereto.


18.      Miscellaneous Provisions.

         18.1. Expenses.

                  18.1.1. All legal and other expenses incurred by the Company in connection with its formation will be paid by the Company and, to the extent paid by either Member, will be reimbursed by the Company to such Member.

                  18.1.2. Subject to Section 18.1.1 above, each Member will be responsible for legal fees incurred by the Member in connection with the negotiation and execution of this Agreement and the Superseding Agreements.

         18.2. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

         18.3. Partial Invalidity. Wherever possible, each provision hereof will be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision will be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

         18.4. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and will inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

         18.5. Further Assurances. In connection with this Agreement and the transaction contemplated hereby, each Member will execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

         18.6. Representations and Warranties: Limitation of Liability

                  18.6.1. Authority. Each Member represents that (i) it has full power and authority to enter into and perform this Agreement, (ii) the Agreement is the valid and binding obligation of such Member, enforceable against it in accordance with its terms, and (iii) the performance by such Member of its obligations under this Agreement does not violate any law, rule or regulation binding on such party, including any contractual rights of or obligations to third parties, or such Member's charter documents.

                  18.6.2. Intellectual Property; Content. Each Member and its Affiliates represent and warrant to the other and to the Company that the intellectual property licensed or provided to the Company pursuant to this Agreement, including any trademarks, copyrights, patents, software, content or other confidential or proprietary information, when used pursuant to this Agreement, does not infringe or violate any intellectual property right of any third party, or violate any license or other agreement governing such intellectual property; provided, however, that any and all representations and warranties made by a Member or its Affiliates to the other with respect to patent, software or other technology licenses shall be made to the best of such Member's (or such Affiliate's) knowledge.

                  18.6.3. Limitation of Liability. Each Member acknowledges and agrees that the other Member does not guarantee the accuracy, completeness, timeliness or availability of the content or other proprietary or confidential information provided to the Company, and that except for the willful misconduct or gross negligence of a Member regarding any content or other proprietary or confidential information provided to the Company, neither Member will have any liability whatsoever for such content, or any reliance thereon. IN NO EVENT WILL EITHER

MEMBER HAVE ANY LIABILITY FOR LOST PROFITS, INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES, OF ANY KIND ARISING OUT OF OR ATTRIBUTABLE TO, OR RELATING TO THIS AGREEMENT, OR ANY CONTENT OR OTHER PROPRIETARY OR CONFIDENTIAL INFORMATION PROVIDED PURSUANT TO THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF THE SAME.

                  18.6.4. No Other Warranties. EXCEPT FOR THE WARRANTIES EXPRESSLY PROVIDED FOR HEREIN, EACH MEMBER DISCLAIMS TO THE FULLEST EXTENT ALLOWABLE UNDER APPLICABLE LAW, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE INTELLECTUAL PROPERTY, CONTENT, SOFTWARE, AND OTHER PROPRIETARY OR CONFIDENTIAL INFORMATION PROVIDED TO THE COMPANY, WHETHER OR NOT ADVISED OR AWARE OF ANY SUCH PURPOSE.

         18.7. Assignment; No Third Party Beneficiary. Subject to Section 10.2, no party hereto will assign its rights or delegate its obligations hereunder without written consent of the other party except to an Affiliate of such party; provided that no such assignment will relieve the assignor of its obligations. The provisions of this Agreement are for the benefit only of the parties, and no third party may seek to enforce or benefit from these provisions.

         18.8. Waivers, Remedies Cumulative, Amendments.

                  18.8.1. No failure or delay by any of the parties hereto in exercising any right, power or privilege under this Agreement will operate as a waiver thereof nor will any single or partial exercise by any of the parties hereto of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  18.8.2. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

                  18.8.3. No provision of this Agreement may be amended, modified, waived, discharged or terminated, other than by the express written agreement of the parties hereto nor may any breach of any provision of this Agreement be waived or discharged except with the express written consent of the party not in breach.

         18.9. Notices. All notices, requests, demands and other communications required to be given under this Agreement will be in writing and will conclusively deemed to have been duly given (a) when hand delivered to the other party, (b) the next business day if sent by a generally recognized overnight courier services that provides written acknowledgment by the addressee of receipt, or (c) when received, if sent by facsimile or other generally accepted means of electronic transmission.

         if to AD:

         17835 Ventura Boulevard
         Suite 310
         Encino, CA 91316
         Attention: Keith Yokomoto
         Fax: (818) 758-8722

         with a copy to:

         Lenard & Gonzalez LLP
         1900 Avenue of the Stars
         25th Floor
         Los Angeles, CA 90067
         Attention: Allen D. Lenard, Esq.
         Fax: (310) 552-0740

         if to CTG:

         c/o Cisneros Television Group
         404 Washington Avenue
         Miami Beach, FL
         Attn: Director of Legal and Business Affairs
         Fax: (305) 531-9446

         with a copy to:

         Greenberg Glusker Fields Claman &
           Machtinger LLP
         1900 Avenue of the Stars
         Suite 2100
         Los Angeles, CA 90067
         Attn: Glenn Dryfoos, Esq.
         Fax Number: (310) 553-0687

or to such other address, or facsimiles transmission number as the relevant addressee may hereafter by notice hereunder substitute.

         18.10. Indemnity.

                  18.10.1. By AD. Notwithstanding Section 18.6.3, AD will indemnify and hold harmless CTG and its shareholders, managers, directors, officers, employees, agents, representatives, Affiliates, successors and assigns (collectively, the "CTG Indemnified Parties"), from and against all claims, losses, damages (including loss of profits and consequential damages awarded to unrelated third parties, if any, but excluding loss of profits and consequential damages otherwise suffered by the CTG Indemnified Parties), expenses, judgements, costs and liabilities (including reasonable attorneys' fees and costs) incurred by the CTG Indemnified Parties arising from AD's breach of any covenants, agreements, representations or warranties contained in this Agreement.

                  18.10.2. By CTG. Notwithstanding Section 18.6.3, CTG will indemnify and hold harmless AD and its managers, shareholders, directors, officers, employees, agents, representatives, Affiliates, successors and assigns (collectively, the "AD Indemnified Parties"), from and against all claims, losses, damages (including loss of profits and consequential damages awarded to unrelated third parties, if any, but excluding loss of profits and consequential damages otherwise suffered by the AD Indemnified Parties), expenses, judgements, costs and liabilities (including reasonable attorneys' fees and costs) incurred by the AD Indemnified Parties arising from CTG's breach of any covenants, agreements, representations or warranties contained in this Agreement.

                  18.10.3. If a claim by a third party is made against an indemnified party, the indemnified party will promptly notify the indemnifying party of such claim. Failure to so notify the indemnifying party will not relieve the indemnifying party of any liability which the indemnifying party might have, except to the extent that such failure materially prejudices the indemnifying party's legal rights. The indemnifying party will have thirty (30) days after receipt of such notice to undertake, conduct and control through counsel of its own choosing (subject to the approval of the indemnified party, such approval not to be unreasonably withheld) and at its expense, the settlement or defense of such claim, and the indemnified party will cooperate with the indemnifying party in connection therewith; provided, however, that (i) the indemnifying party will permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel will be borne by the indemnified party and (ii) the indemnifying party will reimburse the indemnified party for the full amount of any loss resulting from such claim and all related expenses incurred by the indemnified party within the limits of this Section 18.10 as such are incurred. If the indemnifying party does not notify the indemnified party within thirty (30) days after actual receipt of the indemnified party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (which may be with a reservation of rights by such indemnifying party) or so notifies the indemnified party but fails to undertake or maintain such defense promptly and in good faith so that a default is threatened, the indemnified party will promptly notify the indemnifying party whether it desires to undertake the defense of such claim. If the indemnifying party does not within ten (10) business days thereafter elect to undertake the defense thereof, the indemnified party will have the right to contest, settle or compromise the claim in the exercise of its reasonable judgment and without prejudice to the rights of the indemnified party to indemnification hereunder. Notwithstanding anything contained herein, the indemnified party will not enter into any settlement or compromise that provides for any remedy other than money damages without the prior written approval of the indemnifying party, which approval will not be unreasonably withheld.

                  18.10.4. Indemnification of Agents. The Company will indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Management Committee member, General Manager, officer, employee or other agent of the Company or that, being or having been such a Member, Management Committee member, General Manager, officer, employee or agent, he or she is or was serving at the request of the Company as a manager, director, officer, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit.

                  18.10.5. Insurance. The Company will have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 18.10.4. or under applicable law.

                  18.10.6. Notwithstanding anything in this Section 18.10 to the contrary, neither Member will have any obligation to indemnify or advance expenses to the other Member, or to the Company, either separately or together, with respect to any third party claim, action, suit, proceeding, issue or matter resulting from a breach of this Agreement by the other Member or the Company including the use or distribution of any of the Company's or Members' Marks, Content, or other licensed intellectual property other than as provided for herein.

         18.11. Confidentiality. Each Member (the "receiving Member"), its respective Affiliates and the Company will (i) hold all information of a confidential or proprietary nature that it receives regarding the customers, business, finances, assets or affairs of the Company or the other Member or any of its Affiliates ("Proprietary Information" of the disclosing party) in strict confidence and will take reasonable precautions to protect Proprietary Information of the disclosing party (including, without limitation, all precautions that itself employs with respect to its own confidential materials),
(ii) not divulge any Proprietary Information of the disclosing party or any information derived therefrom to any third party (except to employees, contractors and consultants who have a legitimate need to know such information and who have previously executed a written nondisclosure agreement which is then in effect restricting the use and disclosure of confidential information that the receiving Member receives from third parties), (iii) not make any use whatsoever of Proprietary Information of the disclosing party except to the extent permitted under this Agreement or to the extent necessary to perform its obligations under this Agreement. Without granting any right or license, the restrictions set forth in clauses (i) - (iii) above will terminate on the date five (5) years following the later of the termination of this Agreement, the term of the Company, or the withdrawal of a Member, nor will such restrictions apply to any information that the receiving Member can document (a) is or becomes (through no improper action or inaction of such Member or any of its Affiliates, agents, contractors, consultants or employees) generally available to the public , or (b) was in its possession or known by it without restriction on use or disclosure prior to receipt from the disclosing party or (c) was rightfully disclosed to it by a third party without restriction on use or disclosure, or (d) was independently developed without use of any Proprietary Information of the disclosing party by employees of the receiving Member who have had no access to such information. The receiving Member may make disclosures required by law or court order provided the receiving Member so notifies the disclosing party in writing as soon as practicable, uses diligent efforts to limit disclosure and to obtain confidential treatment or a protective order and has allowed the disclosing party to participate in the proceeding.

/ / /
/ / /
/ / /
/ / /
/ / /
/ / /
/ / /
/ / /
/ / /
/ / /

         18.12. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between the parties and all past dealing or industry custom.

AGREED AND ACCEPTED:


"CTG"                                   "AD"
Lakeport Overseas Ltd.                  ARTISTdirect Latin America, LLC


                                        By  ARTISTdirect International Holdings,
By: /s/ [ILLEGIBLE]                         LLC, its Member
   --------------------------------
Name:
Title:                                  By ARTISTdirect, Inc., its Member


                                             By: /s/ KEITH YOKOMOTO
                                                 ------------------------------
                                             Name: Keith Yokomoto
                                             Title: President and COO


As to Section 10.2.3                    As to Sections 9.5 and 10.2.3

"CTG Parent"                            "AD Parent"
Hampstead Management Co.                ARTISTdirect, Inc.


By: /s/ [ILLEGIBLE]                     By: /s/ KEITH YOKOMOTO
   --------------------------------        ----------------------------------
Name:                                   Name: Keith Yokomoto
Title:                                  Title: President and COO


As to Sections 4.5 and 4.6

"CTSI"
Cisneros Television Services, Inc.


By: /s/ [ILLEGIBLE]
   --------------------------------
Name:
Title:

                                   EXHIBIT "A"

                         BUSINESS PLAN AND ANNUAL BUDGET

         See attached.

         [***]

----------------
[***] Confidential treatment has been requested for bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT "B"

                           FAIR MARKET VALUE PROCEDURE

         As used in this Agreement, the term "Fair Market Value" will mean the price at which a willing seller would sell and a willing buyer would buy the asset for which the determination of value is being made, having full knowledge of the facts, in an arm's length transaction without time constraints, and without being under any compulsion to buy or sell. The Fair Market Value of a fractional interest in an asset will be equal to the appropriate pro rata portion of the Fair Market Value for the entire asset, without any further reduction on account of the fractional ownership.

         As soon as practicable after the receipt of any notice or the occurrence of any event requiring the determination of the Fair Market Value of the Company or other asset, the Members will confer and use their reasonable best efforts to determine the same; however, if either Member will give notice to the other Member requesting determination of such amount or value by appraisal, or the parties have been unable to agree on the Fair Market Value, then the parties will consult for the purpose of appointing a mutually-acceptable qualified independent expert. If the Members are unable to agree on an expert within a three-day period, each Member will select its own expert, and the Fair Market Value will be (i) the average of the valuation of each Member's experts; or (ii) if the higher valuation exceeds the lower valuation by more than 15%, the two experts will pick a third expert (the "Third Expert"), and the Fair Market Value will be the average of the valuation of the Third Expert and the valuation of the expert whose valuation was closest to that of the Third Expert.

         The experts selected pursuant to this provision will not be affiliated with any Member and will be an investment banker or other qualified person with prior experience in appraising assets comparable to the asset at issue. If the Members agree on an expert, then the Company will pay the fees and costs of the appraisal; otherwise, each Member will pay the fees and costs of the expert it selects and the fees and costs of the Third Expert will be split 50/50 between the Members.

                                   EXHIBIT "C"

                               PROMOTIONAL SUPPORT

MEDIA & PROMOTIONAL BREAKOUT

Properties available for media, sponsorships, promotional tie-ins & programming opportunities:

Cable/Pay TV Properties

HTV               Pan-Regional 24 hour Latin music channel
INFINITO          Pan-Regional documentary channel focusing on the mysteries of the universe
LOCOMOTION        Pan-Regional animation channel for teens & young adults

MUCHMUSIC         Southern Cone 24 hour music channel
I-SAT             Music & Movie channel for teens and young adults
SPACE             Blockbuster movie channel
UNISERIES         Classic TV

                      PROPOSED BREAKDOWN OF $39M (5 YEARS)

PROMO [***]*
ROS AD TIME [***]*

                                        ESTIMATED YEARLY AVERAGES
                                     --------------------------------
                                     PROMO                  ROS SPOTS
                                     AMOUNT                 AMOUNT
CABLE PROPERTIES                     (per month)            [***]*
----------------                     -----------            ---------
                                     [***]                  [***]*
                                     [***]                  [***]*
                                     [***]                  [***]*
HTV                                  [***]                  [***]*
INFINITO                             [***]                  [***]*
LOCOMOTION                           [***]                  [***]*
PLAYBOY TV                           [***]                  [***]*
MUCHMUSIC                            [***]                  [***]*
I-SAT                                [***]                  [***]*
UNISERIES                            [***]                  [***]*
SPACE                                [***]                  [***]*

------------
* Confidential treatment has been requested for the bracketed portion. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT "D"

                               INVESTMENT BANKERS




 1.  Goldman Sachs

 2.  Morgan Stanley

 3.  Salomon Smith Barney

 4.  Lehman Brothers

 5.  Merrill Lynch

 6.  Bear Stearns

 7.  Deutsche Bank Alex Brown

 8.  Donaldson Lufkin & Jenrette

 9.  Paine Webber

10.  BancBoston Robertson Stephens

11.  Banc of America Securities

12.  Credit Suisse First Boston

13.  UBS (Warburg Dillon Read)

14.  Thomas Weisel Partners